Exhibit 10.1

LOAN AGREEMENT

LOAN IN THE AMOUNT OF

NOK 150,000,000.-

BETWEEN

TRICO SHIPPING AS

(AS BORROWER)

AND

DEN NORSKE BANK ASA

(AS BANKS)

AND

DEN NORSKE BANK ASA

(AS AGENT)

Wikborg, Rein & Co

Olav Kyrresgt. 11

P.O. Box 1233 Sentrum

5811 Bergen

Norway

Telefax 47 55 21 52 01

Telephone 47 55 21 52 00

INDEX

CLAUSE NO.	SUBJECT MATTER	PAGE NO.
1. PURPOSE	5
1.01. Purpose	5
1.02. Nature of the Banks’ obligations	5

2. DEFINITIONS	6

3. REPRESENTATIONS AND WARRANTIES	10
3.01. Representation and warranties	10
3.02. Corporate	11
3.03. Powers and authority	11
3.04. Authorisations	11
3.05. No default—litigations	11
3.06. Chaser	11
3.07. River	12

4. CONDITIONS PRECEDENT	12
4.01. Documentary conditions precedent	12

5. DRAWDOWN	12
5.01. Drawdown Notice	12
5.02. Representation and warranty	12
5.03. Commitment Period	13
5.04. Disbursement through the Agent	13

6. INTEREST	13
6.01. Interest periods	13
6.02. Interest payments	13
6.03. Default interest	13
6.04. Interest Periods in connection with instalments	13
6.05. Six-monthly payments	14
6.06. Absence of selection	14
6.07. Calculation	14

7. REPAYMENT	14
7.01. Repayment of the Loan	14
7.02. Non Banking Day	14
7.03. Repayment due to change in shareholding in the Parent	14

8. PREPAYMENT	15
8.01. Prepayments	15
8.02. Inverse order	15
8.03. No redraw	15

9. PAYMENTS	15
9.01. Payments in full	15
9.02. Place/account	15
9.03. Grossing-up	15
9.04. Banks right to set-off	16

10. SECURITY	16
10.01. Security	16

10.02. Security for interest and/or currency management products	16

11. CHANGES IN CIRCUMSTANCES	16
11.01. Illegality	16
11.02. Increased costs	17
11.03. Non-availability	17
11.04. Market disruption	17
11.05. Force majeure	17

12. COVENANTS	18
12.01. Duration	18
12.02. Notification of default	18
12.03. Authorisation	18
12.04. Financial information	18
12.05. Insurances	18
12.06. Class	19
12.07. Market Value	20
12.08. Sale	20
12.09. Management	20
12.10. Flag	20
12.11. ISM Code	20
12.12. Loans	21
12.13. Dividend	21
12.14. Sale of shares	21
12.15. Negative pledge	21
12.16. Intercompany chartering	22
12.17. Compliance Certificate	22
12.18. Notification – employment of the Vessel	22
12.19. Security in the Vessel's earnings	22

13. EVENTS OF DEFAULT	22
13.01. Events of Default	22
13.02. Non-payment	22
13.03. Misrepresentation	22
13.04. Breach of obligations	23
13.05. Cross-default	23
13.06. Material adverse change	23
13.07. Admittance of non-payment	23
13.08. Insolvency	23
13.09. Events in Security Documents	23
13.10. Total loss	23
13.11. Liens	23
13.12. Market value ratio	24
13.13. Parent/Trico declaration	24
13.14. The Borrower's Value Adjusted Equity/Value Adjusted Assets	24
13.15. The Borrower's Working Capital	24
13.16. The Borrower's Free Liquidity	24
13.17. The Borrower's Funded Debt/ EBITDA	24
13.18. Permits	24
13.19. Mergers—demergers	24
13.20. Non repayment pursuant to Clause 7.03	25

13.21. Accelerations	25

14. INDEMNITIES	25
14.01. Indemnities	25

15. THE AGENT AND THE BANKS	26
15.01. Appointment and duties of the Agent	26
15.02. Banks' directions	26
15.03. Responsibility	26
15.04. Approval and appraisal	26
15.05. Information	26
15.06. Default	27
15.07. Reimbursement	27
15.08. Exoneration	27
15.09. Agent relationship	27
15.10. Set-off	27
15.11. Resignation	28

16. REDISTRIBUTION OF PAYMENTS	28
16.01. Redistribution of payments	28

17. FEES AND EXPENSES	28
17.01. Flat fee	28
17.02. Agent fee	28
17.03. Costs and expenses	28

18. AMENDMENTS AND WAIVERS	29
18.01. The Banks	29
18.02. Waivers	29

19. MISCELLANEOUS	29
19.01. Partial illegality	29
19.02. Security Documents	29
19.03. Inconsistency	29

20. ASSIGNMENTS	29
20.01. Banks' assignment	29
20.02. Borrower's assignment	29

21. LAW AND JURISDICTION	30
21.01. Law	30
21.02. Jurisdiction	30

22. NOTICES	30
22.01. Notices	30

SCHEDULES

1	FORM OF DRAWDOWN NOTICE
2	FORM OF RENEWAL NOTICE
3	CONDITION PRECEDENT DOCUMENTS
4	LIST OF BANKS AND COMMITMENTS
5	FORM OF COMPLIANCE CERTIFICATE

This	Loan Agreement is made the 26 June 2003.

BETWEEN

1)	TRICO SHIPPING AS

(organisation no 976 854 020)

P.O. Box 85

6099 Fosnavåg

Telephone No. +47 70 08 99 11

Telefax No. +47 70 08 93 27

(hereinafter called the “Borrower”)

2)	THE BANKS AND FINANCIAL INSTITUTIONS

which names and addresses are listed in Schedule 4 hereto,

and

3)	DEN NORSKE BANK ASA

P.O. Box 7100

5020 Bergen

Norway

Telephone No. +4755 21 10 00

Telefax No. +4755 21 19 24

(as “Agent”)

1.    PURPOSE

1.01.    Purpose

This Agreement sets out the terms and conditions upon and subject to which each Bank will make available to the Borrower a secured loan facility up to the aggregate maximum principal amount, not exceeding its commitment as specified in Schedule 4 hereto for the purpose of assisting the Borrower in (i) refinancing the Vessels and (ii) general corporate purposes.

1.02.    Nature of the Banks’ obligations

The obligations of each Bank under this Agreement are several. Failure of a Bank to carry out its obligations hereunder shall not relieve any other Bank, the Agent or the Borrower or any of its respective obligations hereunder. No Bank shall be responsible for the obligations of any other Bank or the Agent hereunder.

NOW IT IS HEREBY AGREED AS FOLLOWS:

2.    DEFINITIONS

In this Agreement, including the Recitals the following words and expressions shall have the meaning set opposite them below:

“Agreement”	this agreement entered into between the Borrower, the Banks and the Agent in respect of the Loan.

“Assignments of Insurances”

assignment to be executed by the Borrower in favour of the Agent on behalf of the Banks whereby all benefits from the Vessels insurances are assigned to the Agent on behalf of the Banks, in the terms and form as the Agent on behalf of the Banks may require.

“Bank”	pursuant to the definitions of Banks below, each of the banks and financial institutions whose names and addresses appear in Schedule 4 hereto.

“Banking Day”	a day upon which banks are open for the transaction of business of the nature required by this Agreement.

“Banks”

the Banks and financial institutions whose names and addresses appear in Schedule 4 (including any other branch through which any such bank or financial institution may be acting from time to time) or their successors and any other bank or financial institution to which any one of them may assign some or all of its rights or obligations under this Agreement pursuant to Clause 20.01.

“Chaser”	the M/V “Northern Chaser” of 2,783 dwt built 1991 registered in the Borrower’s name in the British ship registry with call signal MFFN 6.

“Chaser Deed of Covenants”

a deed of covenants collateral to the Chaser Mortgage, entered or to be entered into between the Borrower the Agent on behalf of the Banks, in such form and substance as the Agent on behalf of the Banks may require.

“Chaser Mortgage”

a first priority mortgage to be executed by the Borrower on the Chaser in the amount of NOK 180,000,000.- in favour of the Agent on behalf of the Banks, in such form and substance as the Agent on behalf of the Banks may require.

“Commitment”	the amount set opposite each of the Banks in Schedule 4 hereto.

“Co-ordination Agreement”

an agreement entered into or to be entered into between the Borrower, the Banks and the Syndicate regulating the rights and priorities in respect of the Factoring Agreement and the Existing Factoring Agreement.

“Commitment Period”	the period commencing at ( ) and expiring the 30 June 2003, or such later date as all the Banks in their sole discretion may agree.

“Contribution”

means as to each of the Banks, the principal sum (not exceeding the amounts specified against the name of such Bank in Schedule 4) which such Bank is obliged to contribute to the Loan or (as the context requires) the portion of such principal sum advanced by the relevant Bank and outstanding at any relevant time.

“Declaration of Pledge”

a statement to be executed by the Borrower in favour of the Agent on behalf of the Banks in respect of the River Mortgage and the Factoring Agreement, in the terms and form as the Agent on behalf of the Banks may require.

“Drawdown Date”	the date on which the Loan is advanced to the Borrower in accordance with Clause 5 of this Agreement.

“Drawdown Notice”	a notice in the terms and form as set out in Schedule 1 hereto.

“EBITDA”	Operating income plus depreciation and amortisation determined in accordance with NORGAAP.

“Event of Default”	any of the events or circumstances described in Clause 13.

“Existing Factoring Agreement”	the factoring agreement registered 29 April 2002 between the Borrower and Den norske Bank ASA as agent for the Syndicate.

“Facility”	the revolving credit facility in the equivalent amount of NOK 800,000,000.-, granted by the Syndicate pursuant to the loan agreement dated 24 April 2002.

“Factoring Agreement”	an agreement by which the Borrower pledges to the Agent on behalf of the Banks as security for the Loan, all claims arising from the

Borrower’s business operation, in the terms and form as the Banks may require.

“Free Liquidity”	the sum of available cash, cash equivalents (pledged cash reserves not to be included) and undrawn freely available portion of the Facility.

“Funded Debt”

the aggregate of (i) the total indebtedness for borrowed money including the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument issued and (ii) all capitalized lease obligations in accordance with Norwegian Gaap.

“Interest Payment Date”	the last Banking Day of each Interest Period.

“Interest Period”

each successive period of (i) one (1) (limited to three times a year without consent from the Banks, such consent not to be unreasonable withheld), three (3) or six (6) months, or (ii) such other period as may be requested by the Borrower and agreed by the Banks (subject to availability of such funds to the Banks), provided that if an Interest Period would end on a day which is not a Banking Day, it shall end on the following Banking Day, unless such day falls in the next calendar month, in which case the Interest Period shall end on the preceding Banking Day.

“Loan”	an amount not exceeding NOK 150,000,000.- to be lent by the Banks to the Borrower or the balance thereof outstanding at any relevant time hereunder.

“Loan Period”	the period commencing on the Drawdown Date and ending on the day the Loan and all amounts outstanding under this Agreement and the Security Documents have been repaid in full to the Banks.

“Manager”	Trico Supply ASA, (organisation no 976 853 938), P.O. Box 85, 6099 Fosnavåg or Trico

“Management Agreements”	management agreement between the Manager and the Borrower dated 5 June 2001.

“Margin”	one per cent (1,00%) per annum.

“Market Value”

the fair market value of the Vessels determined by calculating the arithmetic mean of two independent valuations of the Vessels obtained from two independent and well reputed sale and purchase shipbrokers appointed by the Agent at the Borrower’s cost. Such valuations to be made with or without physical inspection of the

Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller.

“Mortgages”	the Chaser Mortgage and the River Mortgage.

“NIBOR”

for each Interest Period the rate determined by the Banks two (2) Banking Days before the beginning of that Interest Period being the annual rate of interest for NOK offered to the Banks through the Interbank Swap Market as appearing on the Reuter Screen Page NIBR at 12 noon Norwegian time, for a period equal to that Interest Period and in an amount equal to the outstanding amount of the Loan at the beginning of that Interest Period.

“NOK”	the legal currency at any relevant time hereunder of the Kingdom of Norway.

“Parent”	Trico Supply ASA (organisation no 976 853 938), P.O. Box 85, 6099 Fosnavåg.

“Parent and Trico Declaration”

a declaration executed by the Parent and Trico in favour of the Agent on behalf of the Banks whereby the Parent and Trico undertakes that (i) all loans (included but not limited to the Parent Loan) granted or to be granted by the Parent and/or Trico or associated companies to the Borrower shall, after an Event of Default has occurred, in all respect be subordinated to the Loan until such default is cured or remedied, (ii) the Parent will not merge or consolidate with any other entity without the prior written consent of the Banks (iii) the Parent will not pay any dividends or other payments to its shareholders if the Parent is in breach of any covenants (iv) maintain the Borrower as a wholly owned subsidiary and (v) the Parent will not receive any dividends or distributions from the Borrower.

“Parent Loan”	a loan granted by the Parent to the Borrower pursuant to an amendment dated 18 July 2001 under which the outstanding amount at the date hereof is NOK 212,159,147.-.

“Renewal Notice”	a notice in the terms and form as set out in Schedule 2 hereto.

“Repayment Date”	any date on which an instalment is payable pursuant to Clause 7 of this Agreement.

“River”	the M/V “Northern River” of 4,400 dwt built 1998 registered in the Borrower’s name in the Norwegian International Ship Register with call signalLJBY 3.

“River Mortgage”

a first priority mortgage to be executed by the Borrower on the River in the amount of NOK 180,000,000.-in favour of the Agent on behalf of the Banks, in such form and substance as the Agent on behalf of the Banks may require.

“Security Documents”	the documents specified in clause 10.01 and the documents at any time executed as security for the Loan.

“Total Loss”	(i) actual or constructive or compromised or arranged total loss of any of the Vessels; or

(ii)	requisition for title or other compulsory acquisition of any of the Vessels (otherwise than by requisition for hire); or

(iii)	capture, arrest or confiscation of any of the Vessels by any government unless such Vessel is released and restored to the Borrower from such capture, arrest or confiscation within one (1) month after the occurrence thereof.

“Trico”	Trico Marine Services Inc.

“USD, $ and Dollars”	the legal currency at any relevant time hereunder of the United States of America.

“Value Adjusted Equity”	Value Adjusted Total Assets less total liabilities outstanding. Newbuilding contracts and liabilities and financial leases and bareboat arrangements are to be included in the calculation.

“Value Adjusted Total Assets”	the market value of all assets owned or leased. Vessels to be valuated pursuant to the principles described under the Market Value.

“Vessels”	Chaser and River.

“Working Capital”	at the date of calculation the current assets less current liabilities on the basis of Norwegian GAAP. Next year’s instalment on long term debt is not to be included in current liabilities.

3.    REPRESENTATIONS AND WARRANTIES

3.01.    Representation and warranties

The Borrower makes the representations and warranties set out in this Clause 3 to the Agent and each Bank.

3.02.    Corporate

The Borrower is a duly constituted and properly incorporated company with limited liability under Norwegian law, and with a share capital of NOK 244,949,185.- and is wholly owned by the Parent.

3.03.    Powers and authority

All corporate actions required on the part of the Borrower and its respective directors and officers have been taken in order to authorise this Agreement and the Security Documents and the execution and performance thereof in accordance with the laws of Norway and with its own constitution, and this Agreement and the Security Documents have been validly executed, and are binding upon the Borrower and enforceable against it in accordance with its terms.

3.04.    Authorisations

All approvals required from any government, tax, monetary or other authority to enable the Borrower to make this Agreement and to borrow and repay the Loan and to pay interest thereon without deduction or withholding of any taxes or other money have been obtained and are in full force and effect.

3.05.    No default—litigations

The making, execution and delivery of this Agreement and the Security Documents and the performance thereunder will not infringe any other agreement to which the Borrower is a party nor is it a subject of any actual, pending or threatened legal proceedings either of which has or may have a material adverse effect on its financial condition.

3.06.    Chaser

Chaser will, upon the Drawdown Date, be:

(i)	in the absolute and (save as the Chaser Mortgage) unencumbered ownership of the Borrower.

(ii)	registered in the name of the Borrower in the British Ship Register.

(iii)	operationally seaworthy and in every way fit for service and classed with the highest class of Det Norske Veritas or equivalent classification society acceptable to the Banks.

(iv)	free of all requirements and overdue recommendations of said classification society.

(v)	insured in accordance with the provisions of Clause 12.05 of this Agreement.

3.07.    River

River will, upon the Drawdown Date, be:

(i)	in the absolute and (save as the River Mortgage) unencumbered ownership of the Borrower.

(ii)	registered in the name of the Borrower in the Norwegian International Ship Register.

(iii)	operationally seaworthy and in every way fit for service and classed with the highest class of Det Norske Veritas or equivalent classification society acceptable to the Banks.

(iv)	free of all requirements and overdue recommendations of said classification society.

(v)	insured in accordance with the provisions of Clause 12.05 of this Agreement.

4.    CONDITIONS PRECEDENT

4.01.    Documentary conditions precedent

The several obligation of each Bank to make their respective Contribution of the Loan available hereunder shall be subject to the condition that the Agent on behalf of the Banks has received the documents and evidence set out in Schedule 3 in a form satisfactory to the Agent and its legal advisors.

5.    DRAWDOWN

5.01.    Drawdown Notice

Subject to Clause 4 above and that no Event of Default has occurred, the Borrower will draw down the Loan in one amount being within the Commitment Period by serving to the Agent on behalf of the Banks the Drawdown Notice at 10.00 a.m. (Norwegian time) not less than three (3) Banking Days prior to the Drawdown Date which, once received by the Agent, shall be irrevocable.

5.02.    Representation and warranty

The Drawdown Notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties in Clause 3 remain true and correct, that the conditions specified in Clause 4 have been fully performed and that no Event of Default has occurred.

5.03.    Commitment Period

To the extent the Loan has not been drawn within the Commitment Period, the Banks commitment to advance the Loan shall terminate and the Loan shall not be available for drawing.

5.04.    Disbursement through the Agent

Forthwith upon receipt by the Agent of a duly completed Drawdown Notice in respect of the Loan, the Agent shall give notice thereof to each Bank, and each Bank hereby undertakes, subject to the terms of this Agreement to make available through the Agent to the Borrower on the date specified in such notice their respective Contributions.

The Contribution shall be made available to the Borrower through the Agent in funds which are for same day settlement.

6.    INTEREST

6.01.    Interest periods

The Borrower may, by serving the Renewal Notice hereto to the Agent on behalf of the Banks not later than 10 a.m. (Norwegian time) four (4) Banking Days before the beginning of each Interest Period, specify the duration of the commencing Interest Period (not being the first Interest Period, which is being selected in the Drawdown Notice).

6.02.    Interest payments

On each Interest Payment Date the Borrower shall pay to the Agent on behalf of the Banks interest for the Advance for that Interest Period at the rate determined by the Agent after consultation with the Banks as being the aggregate of (i) the Margin and (ii) Nibor for such Interest Period.

6.03.    Default interest

In the event of the Borrower not making payment on the due date of any sums due under this Agreement, the Borrower shall pay interest on such sums from the due date of such default up to the date of actual payment at a rate to be determined by the Banks to be the aggregate of two (2) percent per annum and the Margin above the documented costs to the Banks in financing such sums for such periods as the Banks shall determine. Such interest to be payable promptly on demand.

6.04.    Interest Periods in connection with instalments

The Borrower shall for an amount equivalent to a relevant forthcoming instalment pursuant to Clause 7 of this Agreement, select an Interest Period which expires on the relevant

Repayment Date, for such amount and for this purpose alone the Borrower shall be entitled to select Interest Periods of different lengths in relation to the Loan.

6.05.    Six-monthly payments

If the Borrower selects an Interest Period of more than six (6) months (after approval of the Banks), interest accruing during such period, shall be paid every six months in arrears and at the Interest Payment Date.

6.06.    Absence of selection

If the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 6.01, the Interest Period shall have a duration of six (6) months.

6.07.    Calculation

All interest shall be calculated on the actual number of days elapsed and on the basis of a 360-day year.

7.    REPAYMENT

7.01.    Repayment of the Loan

Without prejudice to the Banks’ rights pursuant to Clause 13 of this Agreement, the Loan shall be repaid as follows:

Instalment	Repayment Dates	Amount in NOK	Balance in NOK
1	30 June 2004	7,500,000.-	142,500,000.-
2	31 December 2004	7,500,000.-	135,000,000.-
3	30 June 2005	7,500,000.-	127,500,000.-
4	31 December 2005	7,500,000.-	120,000,000.-
5	30 June 2006	7,500,000.-	112,500,000.-
6 (Balloon)	30 June 2006	112,500,000.-	0.-

7.02.    Non Banking Day

If payment of an instalment pursuant to Clause 7.01 is going to be made on a day which is not at Banking Day, payment of such instalment shall be made on the following Banking Day, unless such day falls in the next calendar month in which case the payment of such instalment shall be made on the preceding Banking Day.

7.03.    Repayment due to change in shareholding in the Parent

The Banks shall have the right to demand the Loan to be repaid in full in one (1) amount if any shareholder in the Parent other than Trico, including subsidiaries owns and/or controls fifty per cent (50%) or more of the voting shares in the

Parent. Repayment to be made at the latest six (6) months after such demand has been made by the Banks.

8.    PREPAYMENT

8.01.    Prepayments

The Borrower shall be entitled to prepay the Loan without penalty in whole or in part on the last day of any Interest Period, by giving the Agent on behalf of the Banks (unless otherwise approved by the Banks) not less than four (4) Banking Days irrevocable notice prior to the end of the relevant Interest Period, provided that any amount prepaid being NOK 7,500,000.- or a multiple thereof.

8.02.    Inverse order

Any amount prepaid pursuant to Clause 8.01 shall be applied as payment of the instalment(s) in inverse order of maturity.

8.03.    No redraw

Any amount prepaid pursuant to Clause 8.01 may not be drawn again.

9.    PAYMENTS

9.01.    Payments in full

All payments to be made by the Borrower under this Agreement or the Security Documents shall be made to the Agent on behalf of the Banks in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 9.03, free and clear of any deductions or withholdings.

9.02.    Place/account

Payment shall be made to such account and bank as the Agent on behalf of the Banks may from time to time advise to the Borrower.

9.03.    Grossing-up

If the Borrower at any time are required by law, regulation or regulatory requirement to deduct or withhold any taxes or other amounts from any payments under this Agreement to any of the Banks and/or the Security Documents, then the gross amount payable by the Borrower shall be increased by such amount as will after such deductions or withholdings be equal to the actual amount which would have been received if no such deductions or withholdings were required, and the Borrower shall indemnify the Banks against any losses or costs incurred by the Banks by reason of any failure by the Borrower to compensate for any such deduction or withholding.

9.04.    Banks right to set-off

Following the occurrence of an Event of Default, the Agent (acting on its own behalf and on behalf of the Banks) and each of the Banks individually (acting on its own behalf and on behalf of the Agent and the other Banks) shall to the extent permitted by relevant law, have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower might have with the Agent and each of the Banks individually (branches included) against any sum due to the Agent and the Banks hereunder.

10.    SECURITY

10.01.    Security

The Loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower towards the Banks in connection therewith shall be secured by:

(i)	the Mortgages, and

(ii)	the Chaser Deed of Covenants, and

(iii)	the Assignments of Insurances, and

(iv)	the Factoring Agreement, and

(v)	the Declaration of Pledge, and

(vi)	the Co-ordination Agreement.

10.02.    Security for interest and/or currency management products

The Security Documents shall also secure the Borrower’s liabilities and obligations in respect of any interest products related to the Loan the Borrower may enter into with the Agent provided however that the security for such liabilities and obligations in all respect shall be subordinated to the security for the Loan.

11.    CHANGES IN CIRCUMSTANCES

11.01.    Illegality

If it becomes illegal under any law applying to the Banks or any of them to make or maintain the Loan, then the Banks’ commitment to make available their Contribution will end, and if any amount has been advanced, the Borrower shall repay the Loan (or the amount outstanding) on the last day of the then current Interest Period. Under such circumstances the

Agent in co-operation with the relevant Bank or Banks shall endeavour to fund the Loan from other legal sources.

11.02.    Increased costs

If, as a result of any change in any applicable law or of any directive of any central bank or monetary authority (whether or not having the force of law), the cost to any of the Banks of making or maintaining the Loan is increased, then the Borrower shall pay to the Agent on behalf of such Bank and/or Banks on receipt of their written notice specifying the change and the increased cost incurred by the Bank and/or Banks the amount of any Contribution the Loan and the amount such increased cost. In such event, the Borrower may repay such Bank’s and/or Banks’ Contribution (or any amount outstanding) on the last day of the then current Interest Period by paying such Bank’s and/or Banks’ Contribution and the amount of any increased costs and all interest accrued to that day.

11.03.    Non-availability

If NOK will not be available to the Banks in the Interbank Swap Market for a relevant Interest Period, then the Banks and the Borrower shall agree on an alternative interest rate and an alternative Interest Period to be substituted for those which would otherwise have applied under this Agreement, and any such interest rate or Interest Period agreed within thirty (30) days from the end of the last preceding Interest Period or Drawdown Date (as applicable) shall be retroactive to such end of the last preceding Interest Period or Drawdown Date. If no agreement is reached within thirty (30) days then the Borrower will repay the Loan on the thirtieth day together with such amount as shall be certified by the Banks as being the cost to the Banks’ of funding the Loan during those thirty (30) days plus the Margin.

11.04.    Market disruption

If the Banks by reason of circumstances affecting the Interbank Swap Market is unable to obtain NOK in the Interbank Swap Market and accordingly is not able to continue the Loan, the Agent on behalf of the Banks shall give notice of such determination to the Borrower, requiring the Borrower to repay to the Agent on behalf of the Banks the Loan on the last day of the then current Interest Period and all sums due by the Borrower to the Agent on behalf of the Banks pursuant to this Agreement and the Security Documents.

11.05.    Force majeure

The Banks shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action or inaction or purported action of any government or governmental or local authority, or any strike, lockout, boycott and blockade effected by, or upon the Banks or its employees.

12.    COVENANTS

12.01.    Duration

The Borrower agrees that the covenants in this Clause 12 remains in full force and effect until the full and final payment of all indebtedness owing under or secured by this Agreement and the Security Documents.

12.02.    Notification of default

The Borrower will give prompt written notice to the Agent on behalf of the Banks of the following:

(i)	any Events of Default or any event which with the lapse of time will constitute an Event of Default under the terms of this Agreement and the Security Documents forthwith upon becoming aware thereof.

(ii)	any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Agreement and the Security Documents.

12.03.    Authorisation

The Borrower will maintain in full force and effect all government, tax, monetary and other approvals required to enable each of the Borrower to maintain its corporate status, to continue to carry on its business and affairs and to repay the Loan and to pay interest thereon without deductions or withholdings of any taxes or other moneys.

12.04.    Financial information

The Borrower will furnish the Agent on behalf of the Banks with the following:

(i)	within 120 days after the close of each financial year, two copies confirmed by its auditor (who shall be a government approved auditor (“Statsautorisert Revisor”)) of the audited balance sheets of the Borrower as of the close of each financial year and audited statement(s) of profit and loss and surplus of the Borrower.

(ii)	yearly cash flow projections specifying major assumptions for the Borrower.

(iii)	periodical (at least semi-annual) unaudited profit- and loss account within 60 days after expiry of each relevant period.

(iv)	such financial and other information concerning the Borrower and its affairs and operations as the Banks may from time to time reasonably require.

12.05.    Insurances

The Borrower will,

a)	if not otherwise agreed with the Banks, insure and keep the Vessels satisfactorily insured in the reasonable opinion of the Banks at the Borrower’s expense against

(i)	Hull & Machinery Hull Interest and other usual marine risks

(ii)	war risks

(iii)	full protection and indemnity risks, and

(iv)	such other interest and perils as the Banks shall reasonably require, and which have become customary and generally applicable in respect of supply vessels.

the insurance specified in (i) and (ii) above shall in aggregate be for at least one hundred and twenty (120) percent of the Loan, provided however that the Vessels shall be insured for the market value and that the Hull & Machinery insurance of the Vessels shall be at least equal to the Loan.

b)	not employ any of the Vessels or cause any of the Vessels to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

c)	if the Vessels or any of them are being insured for all or any of the insurances specified in Clause 12.05 a) otherwise than in conformity with the Norwegian Marine Insurance Plan of 1996, enter into an assignment with the Banks, by which all the insurance proceeds in respect of the Vessels are assigned to the Banks, and to advise the Banks in writing about the intention to enter into such insurance agreement thirty (30) Banking Days before the expiry of the current insurance arrangement.

d)	if any of the insurances referred to in a) above form part of a fleet cover, procure that the insurers shall undertake to the Agent that they shall neither set off against any claims in respect of the Vessels any premiums due in respect of other Vessels under such fleet cover or any premium due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other Vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessels if and when so requested by the Agent.

12.06.    Class

a)	The Borrower will maintain each of the Vessels classed as described in Clause 3.06 (iii) and Clause 3.07 (iii).

b)	The Borrower will not change classification society of any of the Vessels without the prior written consent of the Agent on behalf of the Banks.

12.07.    Market Value

a)	The Market Value of the Vessels shall be determined once a year or upon the reasonable request of the Banks maximum twice a year at the expense of the Borrower. In addition the Banks shall at any time during the Loan Period have the right, for their own account, to require separate valuation from recognised shipbrokers.

b)	If the aggregate Market Value of the Vessels is less than 135 per cent of the Loan in throughout the Loan Period, either make a prepayment of the Loan, or provide the Agent on behalf of the Banks with such additional security, in a form and substance satisfactory to the Banks, required to restore the aforesaid ratio.

12.08.    Sale

a)	If one of the Vessels is sold or declared a Total Loss or in the process of being sold the Borrower will immediately inform the Agent about such sale. The Borrower will if requested by the Agent on behalf of the Banks present fresh valuations pursuant to Clause 12.07 of the Vessels. The Borrower will prepay the Loan in connection with such sale with a percentage equal to the Market Value of the Vessel being sold divided with the Market Value for the Vessels, provided however that if the Borrower’s financial covenants are not met after such deduction the Borrower will further prepay the Loan in order to comply with all financial covenants.

b)	If one of the Vessels is sold pursuant to Clause 12.08 above, the Borrower will not sell the remaining Vessel without the prior written consent of the Banks.

12.09.    Management

The Borrower will not make any changes in the Management Agreement or enter into any other agreements concerning management and/or operation of any of the Vessels with companies outside “Trico-group” without the prior written consent of the Banks.

12.10.    Flag

The Borrower will not change flag or ship registry of any of the Vessels or allow any of the Vessels to be dually registered without the prior written consent of the Banks.

12.11.    ISM Code

a)	The Borrower will comply, and/or procure that the Manager (or any manager) of the Vessels will comply, with the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation (as the same may be amended from time to time “the ISM Code”) or any replacement of the ISM Code and, without prejudice to the generality of the foregoing, at all times -

(i)	hold, or procure that the Manager (or any manager) of the Vessels holds, a valid Document of Compliance duly issued to the Borrower or any manager (as the case may be) pursuant to the ISM Code;

(ii)	provide the Agent on behalf of the Banks with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued;

(iii)	keep, or procure that there is kept, on board the Vessels a copy of any such Document of Compliance and the original of any such Safety Management Certificate; and

(iv)	inform the Agent on behalf of the Banks immediately should the Document of compliance and/or Safety Management Certificate be cancelled, rescinded, suspended or amended in any material way.

b)	comply with the requirements of the IMO International Safety Management Code and to hold a valid Document of Compliance and ensure that the Vessels are in possession of a valid Safety Management Certificate.

12.12.    Loans

a)	Not obtain any loans from other than Trico and/or direct or indirect subsidiaries of Trico.

b)	Not make any payments on loans (hereunder but not limited to the Parent Loan) granted by companies in the same company-group as the Borrower after an Event of Default has occurred.

12.13.    Dividend

The Borrower will not after an Event of Default has occurred pay any dividends or make any distributions to its shareholders / other without the prior written consent of the Banks and not make any such payment if such payment may result in an Event of Default.

12.14.    Sale of shares

The Borrower will not consent to any transfer of shares without the prior written consent of the Banks.

12.15.    Negative pledge

The Borrower will not further mortgage the Vessel (save as the Mortgage) and/or the Vessel’s earnings, without the prior written consent of the Banks.

12.16.    Intercompany chartering

Procure that all agreements regarding sale of vessels and/or charter arrangements to Trico including subsidiaries will be made on market terms.

12.17.    Compliance Certificate

The Borrower will send to the Agent the Compliance Certificate (in form of Schedule 5 hereto) duly completed with necessary information quarterly within the end of January, April, July and October each year.

12.18.    Notification – employment of the Vessel

The Borrower will notify the Agent on behalf of the Banks if any of the Vessels is fixed on contracts/charterparties with a duration of six (6) months or more.

12.19.    Security in the Vessel’s earnings

If any of the Vessels is employed on a contract or under a charterparty exceeding 6 months, the Borrower will at any time in the Loan Period if so requested by the Agent on behalf of the Banks enter into an assignment or pledge whereby all money payable under such charterparty/contracts assigned or pledged to the Agent on behalf of the Banks.

13.    EVENTS OF DEFAULT

13.01.    Events of Default

Each of the events set out in Clause 13.02 to 13.20 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

13.02.    Non-payment

The Borrower fails to pay any sum which shall become due hereunder and such default shall continue for a period of three (3) Banking Days or more without remedy.

13.03.    Misrepresentation

Any representation or warranty made by the Borrower, or any information or documents delivered by the Borrower to the Banks, shall be shown to have been wrong or misleading in a material respect when made or given or would if given or made at any time after the date of this Agreement by reference to the fact subsisting at the time be incorrect or untrue in any material respect.

13.04.    Breach of obligations

The Borrower fails (in the reasonable opinion of the Banks) to perform any obligation (including without limitation Clause 12 in this Agreement) in whole or in part contained in this Agreement and/or the Security Documents.

13.05.    Cross-default

An event occurs which constitutes or with the passing of time or the giving of notice or both, would constitute an event of default under any other agreement entered into by the Borrower and whose breach would in the opinion of the Banks have a material adverse effect on the Borrower’s ability to fulfil its obligations hereunder.

13.06.    Material adverse change

Any other situation occurs which in the reasonable opinion of the Banks will in a material way result in the Borrower’s reduced ability to fulfil its obligations under this Agreement as they fall due.

13.07.    Admittance of non-payment

The Borrower suspends payments of their debts or are unable to or admit their inability to pay their debts as they fall due.

13.08.    Insolvency

The Borrower proposes or enters into a composition or other arrangement for the benefit of their creditors generally (Akkord og gjelds for handling) or are found bankrupt or insolvent (konkurs) or any order is made by any competent court or resolution passed by the Borrower for the winding up or dissolution of the Borrower.

13.09.    Events in Security Documents

Any of the events of default specified in any of the Security Documents arise or occur.

13.10.    Total loss

Any of the Vessels becomes a total loss or a constructive or agreed total loss.

13.11.    Liens

Any of the Vessels is captured, arrested or confiscated unless such Vessel is released within thirty (30) days after such occurrence.

13.12.    Market value ratio

The aggregate market value (charterfree) of the Vessels valuated in accordance with Clause 12.07 at any time during the Loan Period is less than one hundred and thirty five per cent (135%) of the aggregate of the Loan provided however that the Borrower under such circumstances shall be entitled to grant additional securities acceptable to the Banks.

13.13.    Parent/Trico declaration

Any of the Parent or Trico is in default under the Parent’s Declaration.

13.14.    The Borrower’s Value Adjusted Equity/Value Adjusted Assets

The Borrower (on a consolidated basis) has Value Adjusted Equity of less than twenty five per cent (25%) of the Value Adjusted Assets.

13.15.    The Borrower’s Working Capital

The Borrower (on a consolidated basis) has a negative Working Capital.

13.16.    The Borrower’s Free Liquidity

The Borrower (on a consolidated basis) has a Free Liquidity available to the Borrower (including undrawn portion of any drawing facility) at any time in the Loan Period of less than NOK 80,000,000.-.

13.17.    The Borrower’s Funded Debt/ EBITDA

The Borrower (on a consolidated basis) has a Funded Debt (Parent Loan excluded) to EBITDA ratio exceeding 5. This ratio to be tested every quarter on a revolving basis (last 4 quarters) and pursuant to Clause 12.17.

13.18.    Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform this Agreement and/or the Security Documents is revoked, terminated or modified in a manner reasonable unacceptable to the Agent.

13.19.    Mergers—demergers

The Borrower effects any demerger or merger without the prior written consent of the Agent on behalf of the Banks.

13.20.    Non repayment pursuant to Clause 7.03

The Borrower has not repaid the Loan within six (6) months after such demand has been made by the Banks as provided for in Clause 7.03.

13.21.    Accelerations

The Agent may after consultation with the Banks, and on the instruction of the Banks shall, without prejudice to any of the Banks’ other rights, at any time after the happening of an Event of Default by notice to the Borrower declare that

a)	the obligation of the Banks to make the Loan available shall be terminated forthwith and/or

b)	the Loan and all interest and cost accrued and all other sums payable under this Agreement and the Security Documents have become due and payable whereupon the same shall immediately or in accordance with such notice become due.

14.    INDEMNITIES

14.01.    Indemnities

The Borrower shall on demand indemnify each Bank and the Agent—without prejudice to any of their other rights under this Agreement—against any and all costs, expenses, outgoings, disagio and loss of Margin (the latter limited to the current Interest Period) which such Bank or the Agent shall certify as sustained or incurred by it as a consequence of

(i)	any default in payment by the Borrower of any sum under this Agreement when due, or

(ii)	the occurrence of any other Event of Default, or

(iii)	any prepayment of the Loan or part thereof being made under Clause 8 or 11 otherwise than on an Interest Payment Date, or

(iv)	any court judgement expressed in a currency other than NOK

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding its Contribution, or any part thereof or in liquidating or reemploying deposits from third parties acquired to effect or maintain its Contribution or any part thereof.

15.    THE AGENT AND THE BANKS

15.01.    Appointment and duties of the Agent

The Banks authorize the Agent (either through its employees or agents) to take such action on the Banks’ behalf and to exercise such powers hereunder as are specifically delegated to the Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall impose on the Agent any duties or obligations other than those for which express provision is made herein. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and handling loans for its own account, but the Agent assumes no further responsibility and neither the Agent nor any of its officers, directors, employees or agents shall be liable to the Banks or any of them for any action taken or omitted to be taken hereunder or in connection with this Agreement, or the Loan unless caused by its or their gross negligence or wilful misconduct.

15.02.    Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. In the absence of such instructions, the Agent may act in relation thereto as it considers to be in the best interests of all the Banks. The Agent may not commence legal proceedings in a Bank’s name without such Bank’s consent.

15.03.    Responsibility

The Agent shall not be responsible to the Banks or any of them for the financial condition of the Borrower, its direct and/or indirect partners or for any statements, representations or warranties in this Agreement or any certificate or document delivered hereunder or for the validity, effectiveness, enforceability or sufficiency of this Agreement or of any certificate, report or other document executed or delivered hereunder.

15.04.    Approval and appraisal

Each Bank has made and shall make its own independent investigation of the financial condition and the affairs of the Borrower in connection with the making and continuance of the Loan and has made and shall make its own appraisal of the creditworthiness of the Borrower.

15.05.    Information

a)	The Agent shall forward as soon as possible all relevant documents or notices received from the Borrower in accordance with this Agreement to the other Banks.

b)	The Agent shall distribute promptly to each of the Banks their due proportions of all sums received by the Agent on behalf of the Banks under this Agreement or any of the Security Documents. The Agent may

retain for its own use and benefit (and shall not be liable to account to any of the Banks for all or any part of) any sums received by it by way of fees (and not payable to any Bank) or by way of reimbursement of expenses incurred by it.

c)	The Agent shall promptly notify the Banks of the occurrence of any Event of Default.

15.06.    Default

The Agent shall not be required to make any enquiry as to the performance or observance by the Borrower of any of the terms, provisions or conditions of this Agreement nor the existence or possible existence of any Event of Default.

15.07.    Reimbursement

Each Bank shall reimburse the Agent for the amount of such Bank’s pro rata share of the charges and expenses incurred by the Agent in contemplation of, or in carrying out its duties under, or otherwise in connection with the enforcement of, or the preservation of any rights under this Agreement including the fees and expenses of legal or other professional advisers to the extent that such charges or expenses are not reimbursed by the Borrower.

The Agent is not to incur material costs on behalf of the Banks unless agreed.

15.08.    Exoneration

The Agent shall have no responsibility (a) to the Borrower on account of the failure of each of the Banks to perform its obligations hereunder, or (b) to the Banks on account of the failure of the Borrower to perform its obligations hereunder.

15.09.    Agent relationship

The Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking or trust business with the Borrower or the Banks as if it were not the Agent.

15.10.    Set-off

If any Bank at any time receives or recovers by set-off or otherwise any sum (in connection with this transaction) which it is obliged (or entitled) to apply payment of any amount due to it hereunder then such Bank shall be obliged to offer to each other Bank (through the Agent) such payment by way of adjustment as may be necessary to ensure that at all times each Bank receives the same proportion of principal, interest and the fees due to under this Agreement as each other Bank.

15.11.    Resignation

The Agent may resign (without reason) its appointment at any time by giving a 30 days’ prior written notice to the parties hereto. The resignation shall only become effective upon the appointment of a new agent. The Banks (if non of the Banks wants to assume the role of the Agent) may appoint a new agent among any reputable and experienced finance institution. Upon the appointment of a new agent, such new agent shall assume all rights and obligations from such time designated by the Agent, and the Agent shall from such time be discharged from any further obligations hereunder.

16.    REDISTRIBUTION OF PAYMENTS

16.01.    Redistribution of payments

If at any time the proportion which any Bank has received or recovered of its portion of any sum due from the Borrower to the Banks hereunder is greater than the proportion thereof received or recovered by the Bank receiving the smallest proportion thereof, then,

(i)	such Bank shall pay promptly to the Agent the excess amount, and

(ii)	the Agent shall treat such payment as if it was a payment by the Borrower on account of the sum owed to the Banks as aforesaid, and

(iii)	as between the Borrower and such Bank, the excess amount shall be treated as not having been paid.

17.    FEES AND EXPENSES

17.01.    Flat fee

The Borrower shall pay to the Banks a flat fee of NOK 750,000.- payable at Drawdown Date or such earlier date as requested by the Banks if the Loan is not drawn for any reason whatsoever.

17.02.    Agent fee

The Borrower shall pay to the Agent a yearly agent fee of USD 5,000.-. The agent fee is payable yearly in advance, the first time at the Drawdown Date.

17.03.    Costs and expenses

The Borrower shall pay to the Agent on behalf of the Banks on demand whether or not the loan is ever advanced hereunder all costs, expenses and disbursements (including, but not limited to legal fees and printing and publication expenses) incurred by the Banks in the negotiation, preparation and completion of this Agreement and the Security Documents and the maintenance, protection and enforcement of any of their rights hereunder.

18.    AMENDMENTS AND WAIVERS

18.01.    The Banks

Any term of this Agreement and the Security Documents may only be amended or waived if authorised by each of the Banks. The Agent shall effect, on behalf of the Banks, any amendment or waiver to which they have agreed.

18.02.    Waivers

No delay or failure by the Agent on behalf of the Banks in exercising any right or remedy shall be construed or take effect as a waiver or release of that right or remedy and the Banks shall always be entitled to exercise all their rights and remedies unless it shall have expressly waived them in writing.

19.    MISCELLANEOUS

19.01.    Partial illegality

If at any time any provisions hereof are or become illegal, invalid or unenforceable in any respect, under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.

19.02.    Security Documents

The provisions of the Security Documents are an integrated part of this Agreement.

19.03.    Inconsistency

In the event of any inconsistency between the provisions of this Agreement and the provisions of the Security Documents, the provisions of this Agreement shall prevail.

20.    ASSIGNMENTS

20.01.    Banks’ assignment

The Banks may assign any of their rights under this Agreement in whole or in part to first class banks or financial institutions and the Borrower undertakes to execute such documents as may be required by the Banks to perfect any such assignment.

20.02.    Borrower’s assignment

The Borrower may not assign any of its rights or obligations under this Agreement.

21.    LAW AND JURISDICTION

21.01.    Law

This Agreement shall be governed by and construed in accordance with the Laws of Norway.

21.02.    Jurisdiction

The Borrower and the Banks accept Bergen Town Court as non-exclusive venue, but this choice shall not prevent the Banks to enforce any of the Security Documents against the Vessels wherever it may be found.

22.    NOTICES

22.01.    Notices

Any notice to be given or any document to be delivered may be sent by telefax or by first class airmail to the addresses and faxnos. listed in the introduction to this Agreement or in Schedule 4 hereto.

* * *

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered the day and the year first above written.

TRICO SHIPPING AS	p.p. DEN NORSKE BANK ASA

/s/ Jon Arild Goksoyr	/s/ Knut Voraa

p.p. DEN NORSKE BANK ASA

/s/ Knut Voraa (as Agent)